Exhibit 32.1

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Alcan Inc. (the "Company"), hereby certifies, to such officer's knowledge, that the Company's amendment to report on Form 10-Q/A amending the quarterly report on Form 10-Q for the quarter ended March 31, 2003 (the Form 10-Q, as amended by this amendment to report, the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
September 11, 2003	/s/ Travis Engen
Travis Engen President and Chief Executive Officer